Exhibit 99.1

Commerce Union Bank and Reliant Bank Complete Merger

Creates Bank Network Serving Five Middle Tennessee Counties

Brentwood and Springfield, Tennessee (April 1, 2015) — Commerce Union Bancshares, Inc. (OTCQB: CUBN) (“Commerce Union”) and Reliant Bank (“Reliant”) today announced that they completed the merger of the two banks, creating a banking and mortgage services network with offices in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee. The combined bank had approximately $747 million in total assets and $572 million in deposits as of December 31, 2014.

“We are excited about the merger with Reliant and the expanded opportunities to grow future shareholder value for our combined companies,” stated William R. (Ron) DeBerry, Chairman and CEO of Commerce Union Bancshares, Inc. “As part of this process, we plan to expand the marketability of our stock by listing the shares of Commerce Union Bancshares, Inc. on The NASDAQ Stock Market. We hope to accomplish this listing in the first half of this year.”

Following the merger, the combined company will operate under the name Commerce Union Bancshares, Inc., with its headquarters located in Brentwood, Tennessee. As previously announced, Commerce Union’s William R. (Ron) DeBerry will serve as Chairman and Chief Executive Officer of Commerce Union Bancshares, Inc. and Reliant’s DeVan D. Ard, Jr. will serve as President of Commerce Union Bancshares, Inc. and President and Chief Executive Officer of the combined bank.

“We are excited about combining our team members, branches and resources to expand our banking and mortgage services in middle Tennessee,” noted DeVan Ard, President and Chief Executive Officer of Reliant Bank. “Effective immediately, customers of Commerce Union and Reliant can bank at any of our combined seven full service branches. Our goal is to continue delivering high quality service to our customers without any interruption in service.”

Contacts:

DeVan Ard, President and Chief Executive Officer, Commerce Union Bank (615.221.2020)

Ron DeBerry, Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc. (615.433.7200)

About Commerce Union Bancshares, Inc. and Commerce Union Bank

Commerce Union Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers located in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee. Commerce Union Bancshares’ stock is traded on the Over-the-Counter Bulletin Board quotation system under the symbol “CUBN.” For additional information, locations and hours of operation, please visit www.commerceunionbank.com

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshare’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the joint Form S-4 and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.